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                                                                   EXHIBIT 10.10



                                 SALES AGREEMENT

         This Agreement is made and entered into this 13th day of January, 1997, by and between Americare Biologicals, Inc., a Florida corporation doing business at 20 N.W. 181 Street, Miami, Florida 33169, USA (hereinafter referred to as the "Company"), and James DeSapio, and/or his nominee(s), doing business at 102 N. Cortez Drive, P.O. Box 8941, Coral Springs, Florida 33075, USA (hereinafter referred to as "Agent"), and

         WHEREAS the Company owns or has proprietary interests in certain scientific projects, HIV test procedures, hepatitis detecting systems, research and development projects, including but not limited to the area of transdermal delivery and transudate detection technology, and

         WHEREAS the Agent desires to market and sell licensing agreements, and such products as listed in the paragraph above, and

         WHEREAS the Agent agrees that he can only sell the Company's products to representatives of countries whom have received written and certified mandates and/or appropriate sales evidencing their authority to represent the referred country in said sale, and

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.       a.       During the terms of this Agreement, the Company agrees to
                  give to the Agent and/or his nominee, the exclusive right to market and sell any of the Company's technology and products to countries which have issued written government approval/mandates (hereinafter referred to as "mandates") of the product(s) to Agent.

         b. Said exclusive rights shall be limited to the geographical boundaries of countries which the Agent has received herein referenced mandates.

         c. Exclusive rights shall be given to the Agent for a period of time during which he maintains the mandate. Further, the duration of this Agreement shall remain in force as long as the Agent maintains sale of the minimum units as referenced in Addendum A.


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         d.       The minimum order each year shall be based upon the schedule as referenced in Addendum A. The minimum order for the HIV test shall be based upon a percentage times the population of the target country as referenced in Addendum A.

         e.       The cost of the tests (in U.S. Dollars) are as follows to the
                  Agent:

                        HIV Test Kits (multiple)        $ 9.23 per test

                        HIV Test Kits (single)          $10.23 per test

         f.       Minimum order of each test are referenced in Addendum A.

2. The Company reserves the right to change the prices without notice when challenged with increasing labor, supply, component, and any other related manufacturing costs.

3. Once the minimum order for the target country has been satisfied, the Agent may sell to any other entity within that specific country.

4. Any support, lectures or training of the Agents' and/or countries' personnel at the offices of the Company is without charge.

5. Any support, lectures or training of the Agents' and/or countries' personnel outside of the Company's facility will be at the expense of the Agent and/or target country. This includes coach air fare (business class if for President), food, lodging, and any expenses incurred by the Company to provide such requested services. The Company will not charge for the services of the requested scientist.

6. The President of the Company agrees to accompany the first shipment to the target country under the conditions stated in Section 5, above.

7. Payments to the Company must be in the form of bank drafts, money wires, and/or letters of credit from acceptable banks.

8. All letters of credit must be from a billion dollar or more rated bank, must be assignable, divisible, negotiable, and irrevocable and banks must confirm funds in the United States and in U.S. Dollars.

9. All orders require a letter of credit, as described in Section 8 above, before orders are processed. Such letter of credit must be in an amount equal to the total order amount.

10.      Shipments are FOB, Miami, Florida, USA.


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11.      All shipping documents, import licenses, insurance, etc. must be secured by Agent and presented to the Company before shipment of order.

12. All shipments must be by air freight under required controlled temperatures.

13. The Agent and/or country are responsible for any tax, duty, customs charges, etc. incurred in the purchase and shipment of the product to the target country.

14. The target country will provide approval by its Health and/or Drug Administration that the test is an accepted procedure within the country and complies with the country's appropriate laws governing such testing device and/or pharmacology.

15. The Agent must submit to the Company any sales literature for their comments, input and final approval.

16. The Company will provide test instructions to Agent in both English and the language of the target country.

17. The Company will provide technical data, description and explanation of the Company's technology only in English. Translation into the target country's language will be the responsibility of the Agent for that country.

18.      Samples will be shipped at full price.

19. Any samples for evaluation must be used under the Company's protocol and a copy of the test results submitted to the Company in the appropriate format.

20. The target country will provide whatever documents are necessary to assist the Company in securing the export license from the United States to the referenced country.

21. Any donations of the Company's products to any other country will be credited against the entity which may have the mandate for the specific country which received the donation.

22. In the performance of the contents of this Agreement, the Agent shall be acting as an independent contractor. Furthermore, nothing contained in the Agreement shall be construed to constitute a joint venture or partnership between parties. No party shall have and/or exercise any control or directions over the methods by which the other party performs its services hereunder except what is contained and referenced within this Agreement.


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23.      This Agreement shall be binding upon and shall inure to the benefit of the Agent and the Company, and to their successors and assigns. This Agreement may not be assigned without the express written consent of all parties.

24. This Agreement shall be governed and construed under the laws of the State of Florida. This Agreement is deemed executed in Dade County, Florida, which shall be the sole venue for any causes of action arising from this Agreement. In the event of any litigation arising out of the terms and conditions set forth herein, or hereafter added to this Agreement, the prevailing party in said litigation shall be entitled to reasonable attorney's fees and costs of both the trial and appellate court levels.

25. Should any part of this Agreement be declared invalid for any reason, such decision shall not affect the validity of any remaining portion hereof, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion eliminated.

26. This Agreement may be amended or modified only by written amendment agreed to and executed by all parties to this Agreement.

27. This Agreement contains the sole and only agreement of the parties. Any prior or contemporaneous agreements or promises are of no force or effect.

28. The waiver by any party of a breach, violation or of strict compliance of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach, violation or of strict compliance of the same or other provision of the Agreement.

29. Any notice of demand desired or required to be given under this Agreement shall be in writing, shall be personally serviced or sent by Certified Mail, return receipt requested, and shall be sent to the addresses below. Any party may change the address to which notices are sent by sending written notice of such change of address to the other party in the manner set forth above. In the event a party does not provide notice of a change of address to the other party, any notice or demand given to the last known address shall be sufficient.

30. This Agreement may be terminated with notice if Company executes a Licensing Agreement with another entity for any/all products. Of course, this Agreement shall immediately terminate in any territory/country for which an entity other than Agent receives


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written government approval/mandates for the sale of any/all Company's products before Agent receives same.

31. Any and all licenses registrations, and/or mandates shall be the property of Company. Any and all expenses incurred in receiving any and all licenses, registrations, and/or mandates shall be paid by Agent. Any power granted by Company to Agent to procure any and all licenses, registrations, and or mandates shall not be considered in any way to be a granting of any intellectual and/or property rights to Agent. If at any time Agent is not in compliance with any of the provisions of this Agreement, Agent warrants that it shall return any and all licenses, registration, and/or mandates to Company with all duties paid; and, further, Agent warrants that it shall execute any documentation necessary to facilitate the above.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on this 13 day of January, 1997.

AMERICARE BIOLOGICALS, INC.
20 N.W. 181st Street
Miami, Florida 33169
(305) 770-1141

By:  /s/ Joseph P. D'Angelo
   ----------------------------------------
     Dr. Joseph P. D'Angelo, President

James DeSapio
102 N. Cortez Drive
P.O. Box 8941
Coral Springs, Florida 33075
(954) 975-6479

By:   /s/ James DeSapio
   ----------------------------------------
                James DeSapio


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                                   ADDENDUM A

                                  COST OF TESTS

 HIV Multiple              $ 9.23 per test

 HIV Single                $10.23 per test


                                 MINIMUM ORDERS


 1st year                  3% of target country's population

 2nd year                  5% of target country's population

 3rd year                  7% of target country's population


NOTE: The 3rd year minimum will continue into the future. Any changes will be based upon specific conditions within the target country


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